Exhibit 10.33

AMENDMENT NO. 2 TO CHANGE IN CONTROL AGREEMENT

This Amendment Number Two effective as of May 4, 2010 (the “Amendment”) amends that certain Change of Control Agreement dated June 2, 2006, as amended on April 7, 2009 (the “Agreement”) by and between SciClone Pharmaceuticals, Inc. (the “Company”) and Dr. Friedhelm Blobel (“Employee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed them in the Agreement.

RECITALS

A. The Board of Directors of the Company (the “Board”) has previously determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company.

C. The Board believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment following a Change in Control that will provide Employee with enhanced financial security and provide sufficient incentive and encouragement to Employee to remain with the Company following a Change in Control.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, terms and conditions set forth in this Agreement, the parties agree as follows:

1. Amendment.

(a) Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) Employee will be entitled to receive severance pay in an amount equal to the sum of (A) one hundred fifty percent (150%) of his annual base salary as in effect at the time of such termination, and (B) either (I) if Employee’s employment is terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked by Employee since January 1, 2009, or (II) if Employee’s employment is terminated on or after December 31, 2011 and the LTIP Bonus (as defined in the Employment Agreement) has not already been paid to Employee, $450,000. Any severance to which Employee is entitled pursuant to this section will be paid in a lump sum, less applicable withholding, within thirty (30) days following Employee’s termination, subject to the provisions of Section 2(a)(vi) hereof;

(ii) Employee will be entitled to receive a separation bonus equal to the average of the Employee’s annual performance bonus paid for the two (2) most recent fiscal years for which bonuses have been paid prior to the termination date.

(iii) With respect to any unvested options to purchase shares of stock of the Company held by Employee which options are subject to time-based vesting based upon the Employee’s length of continued service with the Company (and for the sake of clarity, excluding any unvested options subject to vesting based upon the achievement of individual or Company performance metrics), Employee will immediately become vested in full at the time of such termination.

(iv) The exercise period for any unexercised portion of all nonstatutory stock options held by Employee as at the date of such Involuntary Termination will be extended to be twelve (12) months after the date of such Involuntary Termination.

(v) If Employee was covered under the Company’s group health plan as of his Involuntary Termination and he timely elects to continue his group health benefits pursuant to federal law (COBRA) or the Company has paid Employee health care coverage under another plan, the Company will pay the COBRA premiums or the premiums under the other plan until the earlier of (A) the one year anniversary of Employee’s Involuntary Termination, or (B) the date on which Employee commences New Employment.

(vi) To the extent, if any, required in order to avoid the imposition of additional tax on Employee or the Company pursuant to Section 409A of the Internal Revenue Code, the payments set forth in Sections 2(a)(i) and 2(a)(ii) hereof will not commence, and the accelerated vesting as to options provided under Section 2(a)(iii) hereof, will not be effective until the date occurring six months after the date of Involuntary Termination.”

2. Miscellaneous. This Amendment may be executed in counterparts, each of which will be an original and both of which together will constitute one and the same instrument. Except as provided herein the terms of the Agreement are not amended in anyway and shall continue in full force and effect.

[Signature Page Follows]

Please sign and date this letter on the spaces provided below to acknowledge Employee’s acceptance of the terms of this Amendment.

Sincerely,
SciClone Pharmaceuticals, Inc.

	By:	/s/ G. Titus
Gary Titus
Chief Financial Officer & Senior Vice President, Finance

Agreed to and Accepted:

Date: May 4th, 2010	/s/ F. Blobel
Dr. Friedhelm Blobel